Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Novatel Wireless, Inc. 2000 Employee Stock Purchase Plan, of our reports dated March 16, 2011, with respect to the consolidated financial statements and schedule of Novatel Wireless, Inc., and the effectiveness of internal control over financial reporting of Novatel Wireless, Inc., included in its Annual Report on Form 10-K for year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

August 24, 2011